Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

               We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2008, relating to the consolidated financial statements of Arena Resources, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share Based Payment, effective January 1, 2006) and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of Arena Resources, Inc. for the year ended December 31, 2007.

/s/ Hansen Barnett & Maxwell, P.C.

Salt Lake City, Utah
June 19, 2008